EXHIBIT 99

FOR IMMEDIATE RELEASE

MATRIX SERVICE REPORTS FULLY DILUTED EARNINGS PER SHARE OF $0.34 IN THE

FOURTH QUARTER ENDED MAY 31, 2008 AND RECORD OPERATING INCOME FOR THE

THIRD CONSECUTIVE FISCAL YEAR

Successful On-Time Delivery of the Third and Final Tank and More Than 99% Complete on the Gulf Coast LNG Project

Fourth Quarter Fiscal 2008 Highlights:

•	Revenues increased 9.1% to $194.1 million from $177.9 million a year earlier;

•	Net income climbed to $8.9 million from $1.9 million in the fourth quarter a year ago;

•	Gross margins widened to 12.3% from 6.6% for the fourth quarter a year earlier; and

•	Fully diluted EPS was $0.34 per share compared to $0.08 per share in the same quarter a year ago.

Fiscal Year 2008 Highlights:

•	Operating income was a record $34.6 million compared with the previous record operating income of $33.1 million in fiscal 2007;

•	Revenues were a record $731.3 million, an increase of 14.3% from $639.8 million for the same period in fiscal 2007;

•	Backlog rose from $460.0 million to a record $467.3 million, more than fully replacing $74.0 million of LNG backlog work; and

•	Fully diluted EPS was a record $0.80 per share up from $0.74 per share a year earlier.

TULSA, OK – August 5, 2008 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today reported its financial results for the fourth quarter and full fiscal year ended May 31, 2008.

Fourth Quarter of Fiscal 2008 Results

Total revenues for the fourth quarter rose 9.1% to $194.1 million from the $177.9 million recorded in the fourth quarter of fiscal 2007.

Net income for the fourth quarter of fiscal 2008 was $8.9 million, or $0.34 per fully diluted share, which included pre-tax charges of $0.8 million, or $0.02 per fully diluted share, resulting from a change in cost estimates on the liquefied natural gas (LNG) construction project in the Gulf Coast Region. Matrix Service was able to deliver the third and final tank to the owner on the required mechanical completion date without incurring significant costs in excess of previous estimates.

Michael J. Bradley, president and chief executive officer of Matrix Service Company, said, “We have good reason to be proud of our performance this year. Fiscal 2008 was a record year for revenues (which increased 14.3% over the prior year), gross profit, operating income, net income, fully diluted earnings per share and backlog despite the challenges we encountered with the LNG project. We are extremely pleased to have delivered all of the tanks on time to our customer and to be in the cleanup stage on our LNG project. We continue to see our ongoing business activity strengthen and our liquidity position remains very strong with a net cash position of $22.0 million and no borrowings under the revolving credit facility.”

1 – 4Q Earnings Release – August 5, 2008

Consolidated SG&A expenses increased $1.7 million to $9.8 million from $8.1 million in the same quarter of fiscal 2007. The increase was primarily due to employee-related expenses and facility costs as the Company added key staff to meet the demands of current and expected future growth, including growth anticipated in the Gulf Coast and Eastern regions of the United States and in Western Canada. SG&A expense as a percentage of revenue increased to 5.0% in the fourth quarter of fiscal 2008 compared to 4.6% in the fourth quarter of fiscal year 2007.

EBITDA(1) increased to $16.4 million, from $5.5 million in the same period last year. Gross margins on a consolidated basis for the current quarter increased to 12.3% from 6.6% reported in the same quarter a year ago. The lower margin in the prior fiscal period included a $10.9 million pre-tax charge for the LNG construction project.

Construction Services revenues advanced 18.1% to $121.3 million from $102.7 million in the same period a year earlier. The $18.6 million increase was primarily a result of higher Aboveground Storage Tank (AST) revenues, which were $52.5 million up from $40.1 million a year-earlier, and higher Specialty revenues, which improved to $17.3 million from $11.3 million for the year-earlier period. Construction Services’ gross margins improved to 12.3% versus 0.9% due primarily to the $10.9 million charge taken on the LNG project in the fourth quarter of fiscal 2007.

Repair and Maintenance Services revenues of $72.8 million were lower than the $75.2 million reported in the same quarter of 2007. The decrease was primarily due to lower Downstream Petroleum revenues, which decreased from $31.3 million in the fourth quarter of fiscal 2007 to $22.4 million in the same period in 2008 due to less demand from our core markets as forecasted, including lower volume of customer call-out and turnaround work. This decline was largely offset by AST revenues which increased 20.8% to $43.0 million from $35.6 million in the year-earlier period. This change in the mix of work, which we previously stated was likely to occur, was the primary contributing factor to a decline in gross margins for Repair and Maintenance Services. Gross margins in the fourth quarter of fiscal 2008 were 12.5% as compared to 14.4% earned in the fourth quarter of fiscal 2007.

Fiscal Year 2008 Results

For the fiscal year ended May 31, 2008, consolidated revenues increased 14.3% to $731.3 million from $639.8 million recorded in the year-earlier period.

Net income for fiscal year 2008 was $21.4 million, or $0.80 per fully diluted share, which included pre-tax charges of $20.8 million, or $0.46 per fully diluted share resulting from the Gulf Coast LNG construction project discussed earlier. The results reflect additional pre-tax charges of $1.5 million related to a contested receivable from a customer who filed bankruptcy in November 2007 and non-recurring employee benefit costs.

EBITDA(1) for fiscal year 2008 improved to $42.9 million, from $39.9 million in the year earlier period. Consolidated gross margins were 10.3% for both fiscal years. Absent the impact of the LNG construction project and the other special items noted previously, the adjusted gross margin for fiscal 2008 and fiscal 2007 would have been 14.5%(2) and 13.0%(2), respectively.

(1)	The Company uses EBITDA (earnings before net interest, income taxes, depreciation and amortization) as part of its overall assessment of financial performance by comparing EBITDA between accounting periods. Matrix believes that EBITDA is used by the financial community as a method of measuring the Company’s performance and of evaluating the market value of companies considered to be in similar businesses. EBITDA should not be considered as an alternative to net income or cash provided by operating activities, as defined by accounting principles generally accepted in the United States (“GAAP”). A reconciliation of EBITDA to net income is included at the end of this release.
(2)	Gross margins excluding special items, a non-GAAP financial measure, excludes the impact of the LNG construction project and additional other special items noted for the periods presented that management believes affect the comparison of results. Management also believes that results excluding these items are more comparable to estimates provided by securities analysts and therefore are useful in evaluating operational trends for Matrix Service and its performance relative to its competitors. A reconciliation of gross margins excluding special items to gross margins is included at the end of this press release.

2 – 4Q Earnings Release – August 5, 2008

Consolidated SG&A expenses increased $7.8 million in fiscal 2008 to $40.6 million from $32.8 million for fiscal 2007. The increase was primarily due to employee-related expenses and facility costs resulting from the cost of additional hires and related benefits to meet the demands of current and expected future growth domestically and in Western Canada. In addition, fiscal 2008 results also included a pre-tax charge of $1.0 million related to a contested receivable from a customer who filed bankruptcy in November 2007. SG&A expense as a percentage of revenue increased to 5.6% in fiscal 2008 compared to 5.1% in the prior fiscal year as the 14.3% growth in revenues partially offset the increase in SG&A expenses.

Revenues for the Construction Services segment rose 24.5% to $455.9 million from $366.2 million for fiscal 2007. The increase was primarily due to higher Aboveground Storage Tank revenues, which increased 26.4% to $201.4 million in fiscal 2008 from $159.3 million a year earlier. The increase was also driven by higher revenues in Downstream Petroleum, which increased 29.5% to $156.4 million in fiscal 2008 from $120.8 million a year earlier, and by higher Specialty revenues, which increased 45.7% to $78.1 million in fiscal 2008 from $53.6 million a year earlier. These increases were partially offset by lower Electrical and Instrumentation revenues, which fell $12.4 million. Gross margins in the Construction Services segment were 7.3% compared to 8.1% in the year earlier period due primarily to higher charges taken on the LNG construction project in fiscal 2008 compared to fiscal 2007.

Revenues for Repair and Maintenance Services were $275.4 million for fiscal 2008 and $273.7 million for the same period in 2007. The increase was due to higher Aboveground Storage Tank revenues, which rose 34.2% to $168.0 million from $125.2 million last fiscal year, and was largely offset by lower Downstream Petroleum revenues, which fell 26.2% to $89.0 million in fiscal 2008 from $120.6 million in the prior fiscal year due to less demand in our core markets including a lower volume of turnaround work as expected. In addition, Electrical and Instrumentation revenues fell $9.5 million to $18.4 million in fiscal 2008 from $27.9 million during fiscal 2007. Gross margins widened to 15.3% versus 13.3% a year earlier as the first three quarters of fiscal 2008 included high levels of customer call-out work.

Mr. Bradley added, “New business was robust in fiscal 2008, particularly in Aboveground Storage Tank, in which consolidated year-over-year revenue advanced 30%. Matrix backlog rose to $467.3 million at May 31, 2008, with new awards of nearly $739 million in fiscal year 2008. The quality of our backlog improved significantly in fiscal 2008. May 31, 2007 backlog included $75 million for the LNG project versus just $1 million for May 31, 2008 backlog. We will continue to focus on controlling risks of new projects as we pursue our growth strategy.”

Mr. Bradley continued, “We are maintaining our fiscal 2009 guidance of $800 million to $850 million in consolidated revenues, earnings of $1.35 per fully diluted share to $1.60 per fully diluted share and SG&A of 5.5% to 6.0% of revenues.”

3 – 4Q Earnings Release – August 5, 2008

Conference Call Details

In conjunction with the press release, Matrix Service will host a conference call with Michael J. Bradley, president and CEO, and Thomas E. Long, vice president and CFO. The call will take place at 11:00 a.m. (EDT)/10:00 a.m. (CDT) today and will be simultaneously broadcast live over the Internet at www.matrixservice.com or www.vcall.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The online archive of the broadcast will be available within one hour of completion of the live call.

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington, and Delaware in the U.S. and in Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company	Investors and Financial Media:
Tom Long	Trúc Nguyen
Vice President and CFO	Deputy Managing Director
T: 918-838-8822	Grayling Global
E: telong@matrixservice.com	T: 646-284-9418
E: tnguyen@hfgcg.com

4 – 4Q Earnings Release – August 5, 2008

Matrix Service Company

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	May 31, 2008	May 31, 2007	May 31, 2008	May 31, 2007
	(unaudited)		(unaudited)
Revenues	$194,120	$177,921	$731,301	$639,846
Cost of revenues	170,154	166,168	656,184	573,960

Gross profit	23,966	11,753	75,117	65,886
Selling, general and administrative expenses	9,774	8,150	40,566	32,836

Operating income	14,192	3,603	34,551	33,050

Other income (expense):
Interest expense	(130)	(423)	(890)	(2,403)
Interest income	25	2	82	139
Other	(116)	50	(27)	328

Income before income taxes	13,971	3,232	33,716	31,114
Provision for federal, state and foreign income taxes	5,105	1,293	12,302	11,943

Net income	$8,866	$1,939	$21,414	$19,171

Basic earnings per common share	$0.34	$0.08	$0.81	$0.83

Diluted earnings per common share	$0.34	$0.08	$0.80	$0.74

Weighted average common shares outstanding:
Basic	26,028	24,609	26,427	23,056
Diluted	26,398	27,028	26,875	26,752

5 – 4Q Earnings Release – August 5, 2008

Matrix Service Company

Consolidated Balance Sheets

(In thousands)

	May 31, 2008	May 31, 2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$21,989	$9,147

Accounts receivable, less allowances (2008 - $269; 2007 - $260)	105,858	98,497
Costs and estimated earnings in excess of billings on uncompleted contracts	49,940	45,634
Inventories	4,255	4,891
Deferred income taxes	4,399	3,283
Prepaid expenses	3,357	2,910
Other current assets	809	929

Total current assets	190,607	165,291

Property, plant and equipment at cost:
Land and buildings	24,268	23,405
Construction equipment	47,370	39,958
Transportation equipment	16,927	14,380
Furniture and fixtures	11,781	10,116
Construction in progress	6,712	1,788

	107,058	89,647
Accumulated depreciation	(49,811)	(43,654)

	57,247	45,993
Goodwill	23,329	23,357
Other assets	3,410	8,268

Total assets	$274,593	$242,909

6 – 4Q Earnings Release – August 5, 2008

Matrix Service Company

Consolidated Balance Sheets

(In thousands, except share data)

	May 31, 2008	May 31, 2007
	(unaudited)
Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$53,449	$52,144
Billings on uncompleted contracts in excess of costs and estimated earnings	48,709	34,243
Accrued insurance	8,451	6,422
Accrued wages and benefits	14,976	15,442
Income tax payable	2,028	956
Current capital lease obligation	1,042	753
Current portion of acquisition payable	111	2,712
Other accrued expenses	1,015	1,313

Total current liabilities	129,781	113,985

Long-term capital lease obligation	1,000	836
Deferred income taxes	5,112	2,512

Stockholders’ equity:
Common stock - $.01 par value; 60,000,000 shares Authorized and 27,888,217 shares issued as of May 31, 2008 and 2007	279	279
Additional paid-in capital	108,402	104,408
Retained earnings	44,809	23,422
Accumulated other comprehensive income	1,584	967

	155,074	129,076

Less: Treasury stock, at cost – 1,825,600 and 1,297,466 shares as of May 31, 2008 and 2007	(16,374)	(3,500)

Total stockholders’ equity	138,700	125,576

Total liabilities and stockholders’ equity	$274,593	$242,909

7 – 4Q Earnings Release – August 5, 2008

Results of Operations

(In thousands)

	Construction Services	Repair & Maintenance Services	Other	Combined Total
	(unaudited)
Three Months Ended May 31, 2008
Gross revenues	$127,050	$73,248	$—	$200,298
Less: inter-segment revenues	5,757	421	—	6,178

Consolidated revenues	121,293	72,827	—	194,120
Gross profit	14,888	9,078	—	23,966
Operating income	8,783	5,409	—	14,192
Income before income tax expense	8,654	5,317	—	13,971
Net income	5,488	3,378	—	8,866
Segment assets	150,174	93,052	31,367	274,593
Capital expenditures	2,537	1,279	1,376	5,192
Depreciation and amortization expense	1,351	992	—	2,343

Three Months Ended May 31, 2007
Gross revenues	$105,813	$78,015	$—	$183,828
Less: inter-segment revenues	3,086	2,821	—	5,907

Consolidated revenues	102,727	75,194	—	177,921
Gross profit	923	10,830	—	11,753
Operating income (loss)	(3,554)	7,184	(27)	3,603
Income (loss) before income tax expense	(3,791)	7,050	(27)	3,232
Net income (loss)	(2,269)	4,225	(17)	1,939
Segment assets	136,780	98,737	7,392	242,909
Capital expenditures	1,536	1,396	752	3,684
Depreciation and amortization expense	910	895	—	1,805

Twelve Months Ended May 31, 2008
Gross revenues	$472,696	$278,818	$—	$751,514
Less: inter-segment revenues	16,809	3,404	—	20,213

Consolidated revenues	455,887	275,414	—	731,301
Gross profit	33,081	42,036	—	75,117
Operating income (loss)	8,579	25,997	(25)	34,551
Income (loss) before income tax expense	7,950	25,791	(25)	33,716
Net income (loss)	5,483	15,946	(15)	21,414
Segment assets	150,174	93,052	31,367	274,593
Capital expenditures	9,272	4,363	4,667	18,302
Depreciation and amortization expense	4,966	3,407	—	8,373

Twelve Months Ended May 31, 2007
Gross revenues	$376,849	$277,556	$—	$654,405
Less: inter-segment revenues	10,689	3,870	—	14,559

Consolidated revenues	366,160	273,686	—	639,846
Gross Profit	29,494	36,392	—	65,886
Operating income (loss)	11,567	21,556	(73)	33,050
Income (loss) before income tax expense	10,394	20,793	(73)	31,114
Net income (loss)	6,498	12,718	(45)	19,171
Segment assets	136,780	98,737	7,392	242,909
Capital expenditures	6,850	4,319	1,951	13,120
Depreciation and amortization expense	3,586	2,914	—	6,500

8 – 4Q Earnings Release – August 5, 2008

Segment Revenue from External Customers by Industry Type

(In thousands)

	Construction Services	Repair & Maintenance Services	Total
	(unaudited)
Three Months Ended May 31, 2008
Aboveground Storage Tanks	$52,538	$43,037	$95,575
Downstream Petroleum	43,580	22,418	65,998
Electrical and Instrumentation	7,859	7,372	15,231
Specialty	17,316	—	17,316

Total	$121,293	$72,827	$194,120

Three Months Ended May 31, 2007
Aboveground Storage Tanks	$40,138	$35,550	$75,688
Downstream Petroleum	42,501	31,288	73,789
Electrical and Instrumentation	8,773	8,356	17,129
Specialty	11,315	—	11,315

Total	$102,727	$75,194	$177,921

Twelve Months Ended May 31, 2008
Aboveground Storage Tanks	$201,446	$167,970	$369,416
Downstream Petroleum	156,371	89,001	245,372
Electrical and Instrumentation	19,975	18,443	38,418
Specialty	78,095	—	78,095

Total	$455,887	$275,414	$731,301

Twelve Months Ended May 31, 2007
Aboveground Storage Tanks	$159,274	$125,236	$284,510
Downstream Petroleum	120,828	120,557	241,385
Electrical and Instrumentation	32,439	27,893	60,332
Specialty	53,619	—	53,619

Total	$366,160	$273,686	$639,846

9 – 4Q Earnings Release – August 5, 2008

Non-GAAP Financial Measures

(1) EBITDA is a supplemental, non-generally accepted accounting principle (GAAP) financial measure. EBITDA is defined as earnings before net interest expense, taxes, depreciation and amortization. We have presented EBITDA because it is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in similar businesses. We believe that the line item on our consolidated statements of operations entitled “net income” is the most directly comparable GAAP measure to EBITDA. Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. EBITDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not necessarily a measure of our ability to fund our cash needs. As EBITDA excludes certain financial information compared with net income, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions, which are excluded. Our non-GAAP performance measure, EBITDA, has certain material limitations as follows:

•

It does not include net interest expense. Because we have borrowed money to finance our operations, interest expense is a necessary and ongoing part of our costs and has assisted us in generating revenue. Therefore, any measure that excludes interest expense has material limitations.

•	It does not include taxes. Because the payment of taxes is a necessary and ongoing part of our operations, any measure that excludes taxes has material limitations.

•

It does not include depreciation and amortization expense. Because we use capital assets to generate revenue, depreciation and amortization expense is a necessary element of our cost structure. Therefore, any measure that excludes depreciation and amortization expense has material limitations.

A reconciliation of EBITDA to net income follows:

	Three Months Ended		Twelve Months Ended
	May 31, 2008	May 31, 2007	May 31, 2008	May 31, 2007
	(In thousands)		(In thousands)
Net income	$8,866	$1,939	$21,414	$19,171
Interest expense, net	105	421	808	2,264
Provision for income taxes	5,105	1,293	12,302	11,943
Depreciation and amortization	2,343	1,805	8,373	6,500

EBITDA	$16,419	$5,458	$42,897	$39,878

10 – 4Q Earnings Release – August 5, 2008

Non-GAAP Financial Measures (Continued)

(2) Revenues, gross profit, gross margins, SG&A and operating income excluding special items, which are non-GAAP financial measures, exclude certain pre-tax charges that management believes affect the comparison of results for the periods presented. Management also believes that results excluding these items are useful in evaluating operational trends for Matrix Service and its performance relative to its competitors.

A reconciliation of these categories excluding special items follows:

	Actual	LNG Construction Project	Contested Receivable Write-off	Non-Recurring Employee Benefit Costs	Excluding Special Items
Three Months Ended May 31, 2008
Consolidated
Revenues	$194,120	$(12,508)	$—	$—	$181,612
Gross Profit	23,966	754	—	—	24,720
Gross Margin %	12.3%	(6.0%)	—	—	13.6%
SG&A	9,774	—	—	—	9,774
Operating Income	14,192	754	—	—	14,946

Construction Services
Revenues	$121,293	$(12,508)	$—	$—	$108,785
Gross Profit	14,888	754	—	—	15,642
Gross Margin %	12.3%	(6.0%)	—	—	14.4%
SG&A	6,105	—	—	—	6,105
Operating Income	8,783	754	—	—	9,537

Three Months Ended May 31, 2007
Consolidated
Revenues	$177,921	$(8,851)	$—	$—	$169,070
Gross Profit	11,753	10,874	—	—	22,627
Gross Margin %	6.6%	(122.9%)	—	—	13.4%
SG&A	8,150	—	—	—	8,150
Operating Income	3,603	10,874	—	—	14,477

Construction Services
Revenues	$102,727	$(8,851)	$—	$—	$93,876
Gross Profit	923	10,874	—	—	11,797
Gross Margin %	0.9%	(122.9%)	—	—	12.6%
SG&A	4,477	—	—	—	4,477
Operating Income (loss)	(3,554)	10,874	—	—	7,320

11 – 4Q Earnings Release – August 5, 2008

	Actual	LNG Construction Project	Contested Receivable Write-off	Non-Recurring Employee Benefit Costs	Excluding Special Items
Twelve Months Ended May 31, 2008
Consolidated
Revenues	$731,301	$(66,673)	$—	$—	$664,628
Gross Profit	75,117	20,804	—	500	96,421
Gross Margin %	10.3%	(31.2%)	—	—	14.5%
SG&A	40,566	—	(975)	—	39,591
Operating Income	34,551	20,804	975	500	56,830

Construction Services
Revenues	$455,887	$(66,673)	$—	$—	$389,214
Gross Profit	33,081	20,804	—	290	54,175
Gross Margin %	7.3%	(31.2%)	—	—	13.9%
SG&A	24,502	—	(975)	—	23,527
Operating Income	8,579	20,804	975	290	30,648

Twelve Months Ended May 31, 2007
Consolidated
Revenues	$639,846	$(45,236)	$—	$—	$594,610
Gross Profit	65,886	11,367	—	—	77,253
Gross Margin %	10.3%	(25.1%)	—	—	13.0%
SG&A	32,836	—	—	—	32,836
Operating Income	33,050	11,367	—	—	44,417

Construction Services
Revenues	$366,160	$(45,236)	$—	$—	$320,924
Gross Profit	29,494	11,367	—	—	40,861
Gross Margin %	8.1%	(25.1%)	—	—	12.7%
SG&A	17,927	—	—	—	17,927
Operating Income	11,567	11,367	—	—	22,934

12 – 4Q Earnings Release – August 5, 2008